Filed Pursuant to Rule 433
Registration Nos. 333-249906
and 333-249906-04

*PRICING DETAILS* $1.5bln VWALT (Volkswagen) 2024-A (Prime Auto Lease)

Joint Bookrunners: J.P. Morgan (struc), TD Securities, US Bancorp and Wells Fargo

Co-Managers : BofA and RBC

CL	AMT($MM)	WAL	S&P/F	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	258.000	0.29	A-1+/F1+	1-8	11/24	03/25	I-Curve	+14	5.516	5.516	100.00000
A-2-A	289.500	1.23	AAA/AAA	8-22	01/26	12/26	I-Curve	+49	5.464	5.40	99.99683
A-2-B*	289.500	1.23	AAA/AAA	8-22	01/26	12/26	SOFR30A	+47			100.00000
A-3	579.000	2.25	AAA/AAA	22-31	10/26	06/27	I-Curve	+64	5.271	5.21	99.99162
A-4	84.000	2.66	AAA/AAA	31-33	12/26	12/28	I-Curve	+72	5.264	5.20	99.98237

* Class A-2-B benchmark is SOFR 30A

Expected Settle : 03/27/24

Registration : SEC Registered

First Pay Date : 04/20/24

ERISA Eligible : Yes

Expected Ratings : S&P, Fitch

Px Speed : 100% PPC to Maturity

Ticker : VWALT 2024-A

Min Denoms : $1k x $1k

Bill & Deliver : J.P. Morgan

Expected Pricing : PRICED

Available Information:

CUSIPs : A-1 92866EAA7 * Prelim Prospectus : Attached

A-2-A 92866EAB5 * Ratings FWP : Attached

A-2-B 92866EAC3 * Dealroadshow.com : VWALT2024A

A-3 92866EAD1 * IntexNet/CDI : See Separate Message

A-4 92866EAE9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.